Exhibit 24.a



                     CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
LADD Furniture, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of LADD Furniture, Inc. (the "Company") (which relates to the LADD Furniture, Inc. 1994 Incentive Stock Option Plan) of our reports dated February 11, 1994, relating to the consolidated balance sheets of LADD Furniture, Inc. and subsidiaries as of January 1, 1994 and January 2, 1993 and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended January 1, 1994, which reports appear or are incorporated by reference in the Company's Annual Report on Form 10-K for the year ended January 1, 1994.


                                    KPMG Peat Marwick

Greensboro, North Carolina
April 28, 1994

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